UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 30, 2009

NetLogic Microsystems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50838	77-0455244
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1875 Charleston Road, Mountain View, CA 94043

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 961-6676

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

On October 30, 2009, NetLogic Microsystems, Inc. (“NetLogic”) completed the acquisition of RMI Corporation, a provider of high-performance and low-power multi-core, multi-threaded processors. The terms of the acquisition have been reported previously and described in the Current Report on Form 8-K filed with the SEC on June 4, 2009 and the proxy statement on Schedule 14A filed with the SEC on September 30, 2009. Pursuant to the Agreement and Plan of Merger Reorganization by and among NetLogic, Roadster Merger Corporation, RMI Corporation and WP VIII Representative LLC dated as of May 31, 2009, or the merger agreement, on October 30, 2009, Roadster Merger Corporation was merged with and into RMI Corporation, which now is a wholly-owned subsidiary of NetLogic, and NetLogic delivered merger consideration of approximately 5.0 million shares of NetLogic common stock and $12.6 million cash to the paying agent for distribution to the holders of RMI Corporation capital stock. Approximately 10% of the shares of NetLogic common stock are being held in escrow as security for claims and expenses that might arise during the first 12 months following the closing date. The closing price of a share of NetLogic common stock on October 30, 2009 was $38.01.

NetLogic may be required to pay up to an additional 1.6 million shares of common stock and $15.9 million cash to the former holders of RMI capital stock as earn-out consideration based upon achieving specified percentages of revenue targets for either the 12-month period from October 1, 2009 through September 30, 2010, or the 12-month period from November 1, 2009 through October 31, 2010, whichever period results in the higher percentage of the revenue target. The additional earn-out consideration, if any, net of applicable indemnity claims, will be paid on or before December 31, 2010.

Item 9.01(a)	Financial Statements of Business Acquired

(a) Financial Statements of Business Acquired.

The following financial statements of RMI Corporation were included in our definitive proxy statement on Schedule 14A filed with the SEC on September 30, 2009 (Commission File No. 000-5838), which financial statements are incorporated by reference in response to this Item 9.01(a) of this Current Report on Form 8-K:

•	Audited Consolidated Financial Statements of RMI Corporation and Subsidiaries as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008.

•	Unaudited Condensed Consolidated Financial Statements of RMI Corporation and Subsidiaries at June 30, 2009 and December 31, 2008 and for the three and six months ended June 30, 2009 and June 30, 2008.

To the extent additional information is required by this item, it will be filed with the SEC by amendment as soon as practicable, but no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

Item 9.01(b)	Pro Forma Financial Information

The following unaudited pro forma condensed combined financial information is included in this document:

•

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet as of June 30, 2009 and Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations for the year ended December 31, 2008 and for the six months ended June 30, 2009.

To the extent additional information is required by this item, it will be filed with the SEC by amendment as soon as practicable, but no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined consolidated financial statements are based on the historical financial statements of NetLogic and RMI after giving effect to the agreement for our merger with RMI, and the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined balance sheet as of June 30, 2009 is presented as if the merger with RMI had occurred on June 30, 2009. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2009 and year ended December 31, 2008 are presented as if the RMI merger had occurred on January 1, 2008 with recurring merger-related adjustments reflected in each of the periods.

Determination of the RMI purchase price and allocations of the RMI purchase price used in the unaudited pro forma condensed combined financial statements are based upon preliminary estimates and assumptions. These preliminary estimates and assumptions could change significantly during the purchase price measurement period as we finalize the valuations of the net tangible assets and intangible assets. Any change could result in material variances between our future financial results and the amounts presented in these unaudited condensed combined financial statements, including variances in fair values recorded, as well as expenses associated with these items.

The unaudited pro forma condensed combined financial statements are prepared for illustrative purposes only and are not necessarily indicative of or intended to represent the results that would have been achieved had the transaction been consummated as of the dates indicated or that may be achieved in the future. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and associated cost savings that we may achieve with respect to the combined companies.

The unaudited pro forma condensed combined financial statements should be read in conjunction with our historical consolidated financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2008, Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, the historical unaudited financial statements of RMI as of and for the six months ended June 30, 2009.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

JUNE 30, 2009

(in thousands)

	Historical
	NetLogic at June 30, 2009	RMI at June 30, 2009	Pro Forma Adjustments (Note 4)			Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$88,263	$20,159	$(18,759)	(a	)	$89,663
Accounts receivables, net	7,995	9,717	—			17,712
Inventories	9,656	5,791	3,000	(b	)	18,447
Deferred income taxes	2,897	—	—			2,897
Prepaid expenses and other current assets	6,874	2,408	(125)	(d	)	9,157

Total current assets	115,685	38,075	(15,884)			137,876
Property and equipment, net	7,918	3,670	—			11,588
Goodwill	68,712	7,163	26,314	(c	)	102,189
Intangible asset, net	32,888	—	150,600	(c	)	183,488
Other assets	21,142	4,030	7,975	(d	)	33,147

Total assets	$246,345	$52,938	$169,005			$468,288

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,551	$3,452	$—			$13,003
Accrued liabilities	13,212	9,527	6,924	(d	)	29,663
Deferred margin	536	452	(452)	(e	)	536
Line of credit	—	758	(758)	(a	)	—
Notes payable, current	—	3,794	245	(f	)	4,039
Software licenses and other obligations, current	3,425	—	—			3,425

Total current liabilities	26,724	17,983	5,959			50,666
Notes payable, long-term	—	15,000	(15,000)	(d	)	—
Software licenses and other obligations, long-term	1,145	—	—			1,145
Deferred tax liabilities, long-term	—	565	(565)	(c	)	—
Other liabilities	9,720	311	9,680	(g	)	19,711

Total liabilities	37,589	33,859	74			71,522

Stockholders’ equity:
Common stock and additional paid-in capital of NetLogic stockholders	290,810	—	197,931	(h	)	488,741
Preferred stock, common stock and additional paid-in capital of RMI stockholders	—	207,772	(207,772)	(h	)	—
Accumulated deficit	(82,054)	(188,693)	178,772	(h	)	(91,975)

Total stockholders’ equity	208,756	19,079	168,931			396,766

Total liabilities and stockholders’ equity	$246,345	$52,938	$169,005			$468,288

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2008

(in thousands, except per share data)

	Historical		Pro Forma Adjustments (Note 4)		Pro Forma Combined
	NetLogic for Year Ended December 31, 2008	RMI for Year Ended December 31, 2008
Revenue	$139,927	$78,946	$—		$218,873
Cost of revenue	61,616	31,806	22,431	(i)	115,853

Gross profit	78,311	47,140	(22,431)		103,020

Operating expenses:
Research and development	51,607	38,875	—		90,482
Selling, general and administrative	26,567	25,551	2,122	(i)	54,240

Total operating expenses	78,174	64,426	2,122		144,722

Income (loss) from operations	137	(17,286)	(24,553)		(41,702)
Interest and other income (expense), net	1,503	(1,883)	1,358	(j)	978

Income (loss) before income taxes	1,640	(19,169)	(23,195)		(40,724)
Provision for (benefit from) income taxes	(1,937)	103	(9,278	)(k)	(11,112)

Net income (loss)	$3,577	$(19,272)	$(13,917)		$(29,612)

Net income (loss) per share—Basic	$0.17				$(1.12)
Net income (loss) per share—Diluted	$0.16				$(1.12)

Shares used in calculation—Basic	21,472		4,959	(l)	26,431
Shares used in calculation—Diluted	22,314		4,117	(l)	26,431

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2009

(in thousands, except per share data)

	Historical		Pro Forma Adjustments (Note 4)		Pro Forma Combined
	NetLogic for Six Months Ended June 30, 2009	RMI for Six Months Ended June 30, 2009
Revenue	$62,851	$35,314	$—		$98,165
Cost of revenue	27,531	13,477	9,902	(i)	50,910

Gross profit	35,320	21,837	(9,902)		47,255

Operating expenses:
Research and development	26,334	17,364	—		43,698
Selling, general and administrative	14,172	11,781	1,237	(i)	27,190
Acquisition-related costs	1,335	2,017	—		3,352

Total operating expenses	41,841	31,162	1,237		74,240

Loss from operations	(6,521)	(9,325)	(11,139)		(26,985)
Interest and other income (expense), net	419	(798)	386	(j)	7

Loss before income taxes	(6,102)	(10,123)	(10,753)		(26,978)
Provision for (benefit from) income taxes	(29)	560	(4,301	)(k)	(3,770)

Net loss	$(6,073)	$(10,683)	$(6,452)		$(23,208)

Net loss per share—Basic	$(0.28)				$(0.86)
Net loss per share—Diluted	$(0.28)				$(0.86)

Shares used in calculation—Basic	21,883		4,959	(l)	26,842
Shares used in calculation—Diluted	21,883		4,959	(l)	26,842

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Preliminary Fair Value of Consideration Transferred

On October 30, 2009, NetLogic Microsystems, Inc. (“NetLogic”) completed the acquisition of RMI Corporation, a provider of high-performance and low-power multi-core, multi-threaded processors. The terms of the acquisition have been reported previously and described in the Current Report on Form 8-K filed with the SEC on June 4, 2009 and the proxy statement on Schedule 14A filed with the SEC on September 30, 2009. Pursuant to the Agreement and Plan of Merger Reorganization by and among NetLogic, Roadster Merger Corporation, RMI Corporation and WP VIII Representative LLC dated as of May 31, 2009, or the merger agreement, on October 30, 2009, Roadster Merger Corporation was merged with and into RMI Corporation, which now is a wholly-owned subsidiary of NetLogic, and NetLogic delivered merger consideration of approximately 5.0 million shares of NetLogic common stock and $12.6 million cash to the paying agent for distribution to the holders of RMI Corporation capital stock. Approximately 10% of the shares of NetLogic common stock are being held in escrow as security for claims and expenses that might arise during the first 12 months following the closing date. The closing price of a share of NetLogic common stock on October 30, 2009 was $38.01.

NetLogic may be required to pay up to an additional 1.6 million shares of common stock and $15.9 million cash to the former holders of RMI capital stock as earn-out consideration based upon achieving specified percentages of revenue targets for either the 12-month period from October 1, 2009 through September 30, 2010, or the 12-month period from November 1, 2009 through October 31, 2010, whichever period results in the higher percentage of the revenue target. The additional earn-out consideration, if any, net of applicable indemnity claims, will be paid on or before December 31, 2010.

For purposes of the preparation of these pro forma condensed combined financial statements, we applied the average closing price for a 20-day period ending on October 27, 2009, the third trading day prior to the closing date, and our stock price as of October 30, 2009 of $38.01 on RMI’s outstanding capital stock at closing. Based on this average closing price of $42.85 per share, we applied the maximum collar price of $34.90 per share to calculate the approximately 5 million shares of common stock that were issued to RMI preferred shareholders at closing. Approximately $12.6 million was paid to RMI common shareholders at closing. Additionally, preliminary estimates indicate that an earn-out of $9.7 million will be achieved, which would be settled by cash and shares of our common stock in accordance with the terms of the merger agreement.

2. Preliminary Purchase Price Determination

The merger-date fair value of the total consideration to be transferred, assuming a closing date of June 30, 2009, is estimated as follows (in thousands):

Payments to RMI preferred shareholders in Netlogic common stock	$188,510
Payments to RMI common shareholders in cash	12,601
Acquisition-related contingent consideration	9,680

Total	$210,791

In accordance with SFAS 141(R), a liability will be recognized for the estimated merger date fair value of the acquisition-related contingent consideration based on the probability of the achievement of the revenue target. Any change in the fair value of the acquisition-related contingent consideration subsequent to the merger date, including changes from events after the acquisition date, such as changes in our estimate of the revenue expected to be achieved and changes in our stock price, will be recognized in earnings in the period the estimated fair value changes. The fair value estimate assumes probability-weighted revenues are achieved over the earn-out period. Actual achievement of revenues at or below 75% of the revenue range for this assumed earn-out period would reduce the liability to zero. If the amount of revenue recognized is greater than 75% of the revenue target, the RMI stockholders will receive a nominal amount of earn-out consideration that increases as the percentage gets closer to 100%, up to a maximum nominal amount of $68.0 million. Specifically, the formula provides that, if the calculated percentage is greater than 75%, then the nominal amount of earn-out consideration is equal to $2.4 million for each percentage point above 75% and by an additional $3.4 million for each percentage point above 90%. For example, if the amount of recognized revenue is 80% of the target, the nominal earn-out amount would be $12 million, i.e. 5.0 multiplied by $2.4 million. If the amount of recognized revenue is 95% of the target, the nominal earn-out amount would be $53 million, i.e. the sum of (a) 15.0 multiplied by $2.4 million, plus (b) 5.0 multiplied by $3.4 million. The market price of our common stock may have changed significantly over the 12- to 15-month period between the closing date and the date the earn-out is paid. If the market price of our common stock increases substantially during this period, the market value of the stock portion of the earn-out consideration may be significantly greater than the amount allocated to it by the formulas in the merger agreement. As a result, the total value of the earn-out consideration paid by us may exceed the nominal value of $68.0 million specified in the merger agreement. A change in the fair value of the acquisition-related contingent consideration could have a material impact on our statement of operations and financial position in the period of the change in estimate. The pro forma income statements have not been adjusted to give effect to the potential change in acquisition-related contingent consideration liability.

The estimated initial earn-out liability was based on our probability assessment of RMI’s revenue achievements during the earn-out period. In developing these estimates, we considered the revenue projections of RMI management, RMI’s historical results, and general macro-economic environment and industry trends. This fair value measurement is based on significant revenue inputs not observed in the market and thus represents a Level 3 measurement as defined by SFAS 157, Fair Value Measurements. Level 3 instruments are valued based on unobservable inputs that are supported by little or no market activity and reflect our own assumptions in measuring fair value. We assumed a probability-weighted revenue achievement of approximately 80% of target. We determined that the resulting earn-out consideration would be 244,000 shares of our common stock and cash payment of approximately $0.4 million. We then applied our closing stock price of $38.01 as of October 30, 2009 to the 244,000 shares and added $0.4 million to arrive at an initial earn-out liability of $9.7 million.

As retention incentive awards, under the definitive agreement we have agreed (i) to issue 244,268 fully vested shares of our common stock to specified RMI employees at the closing date for services through the consummation of the merger, (ii) to grant 286,873 shares of restricted stock units to employees of RMI to vest over 12 months of employment with us, and (iii) to grant 949,208 shares of restricted stock units and 682,523 shares of stock options to employees of RMI, subject to vesting and other terms to be determined by us. We have not assumed any outstanding stock options or warrants to purchase capital stock of RMI in the merger. We will record the estimated stock-based compensation expense of approximately $9.4 million relating to the 244,268 fully vested shares of common stock in our statement of operations at the issue date in the fourth quarter of 2009. We will record the stock-based compensation expense associated with the restricted stock units and/or stock options that are subject to future service requirements in our statement of operations over the future service period. We have not included any of the stock-based compensation expense relating to these three types of retention incentive awards in the pro-forma condensed combined statements of operations.

3. Preliminary Allocation of Consideration Transferred

The merger will be accounted for as a business combination under Statement of Financial Accounting Standards No. 141(R), Business Combinations (“SFAS 141(R)”). The estimated total purchase price of $210.8 million was allocated to the net tangible and intangible assets acquired and liabilities assumed based on their fair values as of the date of the completion of the acquisition as follows (in thousands):

Current assets:
Inventory	$8,791
Other current assets	26,126
Property and equipment	3,670
Deferred tax assets	22,975
Other non-current tangible assets	4,030
Amortizable intangible assets:
Existing and core technology	82,200
Customer contracts and related relationships	16,200
Composite intangible assets	1,500
Tradenames and trademarks	2,200
Non competition agreements	300
Backlog	3,000
Indefinite-lived intangible asset:
In-process research and development	45,200
Accounts payable and accrued liabilities	(12,900)
Deferred tax liabilities, current	(6,549)
Principal and interest due on RMI’s notes payable to NetLogic	(15,125)
Other notes payable	(4,039)
Other long-term liabilities	(265)
Goodwill	33,477

Total	$210,791

As of the effective date of the merger, inventories are required to be measured at fair value. We do not have detailed information at this time as to the specific finished goods relating to each stage of completion of work-in-progress. The preliminary fair value adjustment to inventory of $3.0 million is based on assumptions applied at an aggregate level to the June 30, 2009 RMI inventory balance. In estimating the fair value of finished goods and work-in-progress inventory, we made assumptions on the selling prices and selling cost associated with the inventory. We assumed that estimated selling prices would yield gross margins consistent with actual margins earned by RMI during the first half of 2009. We assumed that selling cost as a percentage of revenue would be consistent with actual rates experienced by RMI during the first half of 2009.

Existing and core technology consisted of products which have reached technological feasibility and relate to the multi-core, multi-threaded processing products (XLR and XLS) and the ultra low-power processing products (Au 1xxx). The value of the developed technology was determined by discounting estimated net future cash flows of these products. We will amortize the existing and core technology on a straight-line basis over estimated lives of 3 to 7 years.

Customer relationships relate to our ability to sell existing and future versions of products to existing RMI customers. The fair value of the customer relationships was determined by discounting estimated net future cash flows from the customer contracts. We will amortize customer relationships on a straight-line basis over an estimated life of 10 years.

Composite intangible assets relate to matured legacy products. The fair value of the developed technology was determined by discounting estimated net future cash flows of these products. We will amortize the composite intangible assets on a straight-line basis over an estimated life of 2 years.

Tradename and trademarks represents various RMI brands, registered product names and marks. The fair value of tradename and trademarks was determined by estimating a benefit from owning the asset rather than paying a royalty to a third party for the use of the asset. We will amortize the asset on a straight-line basis over an estimated life of 3 years.

Non-competition agreements were valued by determining the difference in net future cash flows with and without the covenant not to compete. We will amortize the assets on a straight-line basis over an estimated life of 2.5 years.

The backlog fair value relates to the estimated selling cost to generate backlog at an expected closing date in the quarter ending September 30, 2009. The fair value of backlog at closing will be amortized over an estimated life of 4 months.

In-process research and development, or IPRD, consisted of the in-process project to complete development of the XLP product. The value assigned to IPRD was determined by considering the importance of products under development to the overall development plan, estimating costs to develop the purchased IPRD into commercially viable products, estimating the resulting net cash flows from the projects when completed and discounting the net cash flows to their present value. The fair values of IPRD were determined using the income approach, which discounts expected future cash flows to present value. The discount rate used in the present value calculations was derived from a weighted-average cost of capital analysis, adjusted to reflect additional risks related to the product’s development and success as well as the product’s stage of completion. Acquired IPRD assets are initially recognized at fair value and are classified as indefinite-lived assets until the successful completion or abandonment of the associated research and development efforts. Accordingly, during the development period after the acquisition date, these assets will not be amortized as charges to earnings; instead this asset will be subject to periodic asset value impairment testing. Upon successful completion of the development process for the acquired IPRD project, the asset would then be considered a finite-lived intangible asset and amortization of the asset will commence over its expected life of 8 years. Development of the XLP technology is currently estimated to be approximately 75% complete and expected to be completed in the third quarter of 2010. Efforts are ongoing to complete a tape-out model and process a wafer prototype through a third party foundry by the fourth quarter of 2009. Validation, testing and further re-work may be required prior to achieving volume production which is anticipated to occur in 2011. The estimated incremental cost to complete the XLP technology is approximately $7.2 million. Our result of operations and financial position in 2011 could be adversely impacted if the technology is not successful and completed in the expected time frame.

At the merger date, notes payable assumed will be recorded at fair value. Fair value is determined by discounting future cash payments at a market borrowing rate.

The deferred tax liability associated with the estimated fair value adjustments of assets to be acquired and liabilities to be assumed is recorded using the estimated weighted average statutory tax rate in the jurisdictions where the fair value adjustments may occur.

Of the total estimated purchase price paid at the time of acquisition, approximately $33.5 million has been allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets and is not deductible for tax purposes. Among the factors that contributed to a purchase price in excess of the fair value of the net tangible and intangible assets was the acquisition of an assembled workforce of experienced semiconductor engineers, synergies in products, technologies, skillsets, operations, customer base and organizational cultures that can be leveraged to enable us to build an enterprise greater than the sum of its parts. In accordance with SFAS 142, goodwill will not be amortized but instead be tested for impairment at least annually and more frequently if certain indicators of impairment are present. In the event that management determines that the value of goodwill has become impaired, we will record an expense for the amount impaired during the fiscal quarter in which the determination is made.

Upon completion of the fair value assessment after the merger, we anticipate that the final purchase price allocation will differ from the preliminary allocation outlined above. Additionally, the fair value of assets acquired and liabilities assumed may be materially impacted by the results of RMI’s operations up to the date of completion of the merger. The actual amounts recorded may differ materially from the information presented herein. Any changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities, with any residual amount recorded as goodwill.

4. Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined consolidated balance sheet and statements of operations are as follows:

(a)	To record payment of the following (in thousands):

Initial cash purchase consideration for RMI	$12,601
Direct acquisition costs and fees	5,400
Settlement of RMI’s outstanding line of credit	758

Total	$18,759

(b)	To record acquired finished good inventories at estimated selling prices less selling cost and acquired work-in-progress inventories at estimated selling prices less estimated manufacturing and selling cost.

(c)	To record the following adjustments (in thousands):

	Goodwill	Intangible assets, net	Deferred tax liabilities, long term
Historical balances, as reported
NetLogic balances	$68,712	$32,888	$—
RMI balances	7,163	—	565

Pro forma adjustments:
Eliminate RMI’s goodwill	(7,163)	—	—
Eliminate RMI’s deferred tax liability	—	—	(565)
Record goodwill	33,477	—	—
Record amortizable intangible assets:
Existing and core technology	—	82,200	—
Customer contracts and related relationships	—	16,200	—
Composite intangible assets	—	1,500	—
Tradenames and trademarks	—	2,200	—
Non competition agreement	—	300	—
Backlog	—	3,000	—
Record indefinite-lived intangible asset:
In-process research and development	—	45,200	—

Total pro forma adjustments	26,314	150,600	(565)

Pro forma combined	$102,189	$183,488	$—

(d)	To record the following adjustments (in thousands):

	Prepaid expenses and other current assets	Other assets, long term	Accrued liabilities	Note payable, long-term
Record deferred tax assets, long-term	$—	$22,975	$—	$—
Record deferred tax liabilities, current	—	—	6,549	—
Record NetLogic’s direct acquisition costs	—	—	500	—
Eliminate principal and interest on a term note between RMI and NetLogic	(125)	(15,000)	(125)	(15,000)

	$(125)	$7,975	$6,924	$(15,000)

(e)	To eliminate RMI’s deferred margin arising from transactions which require no further performance effort.

(f)	To eliminate RMI’s note payable balance of $3,794,000 and record assumed notes payable at fair value of $4,039,000. The fair value of notes payable was estimated by discounting remaining future payments under the notes at our estimated cost of borrowing of 5.75%.

(g)	To record the initial recognition of RMI acquisition related contingent consideration liability.

(h)	To record the following adjustments to stockholders’ equity (in thousands):

	NetLogic’s common stock and additional paid-in capital	RMI’s preferred stock, common stock and additional paid-in capital	NetLogic’s accumulated deficit	RMI’s accumulated deficit	Total
Historical balances, as reported
NetLogic stockholder’s equity	$290,810	$—	$(82,054)	$—	$208,756
RMI stockholders’ equity	—	207,772	—	(188,693)	19,079

Pro forma adjustments:
Record NetLogic’s issuance of common stock in connection with payment of initial stock consideration	188,510	—	—	—	188,510
Eliminate RMI’s historical equity	—	(207,772)	—	188,693	(19,079)
Record fully vested common stock issued at closing for services through the consummation of the merger against NetLogic’s accumulated deficit	9,421	—	(9,421)	—	—
Record direct acquisition costs and fees due at closing against NetLogic’s accumulated deficit	—	—	(500)	—	(500)

Total adjustments to stockholders’ equity	197,931	(207,772)	(9,921)	188,693	168,931

Pro forma combined	$488,741	$—	$(91,975)	$—	$396,766

(i)	To eliminate RMI’s historical amortization of intangible assets and to record amortization of estimated intangible assets recorded as a result of the RMI acquisition.

	Estimated Value	Expected Life	Expense for Twelve Months Ended December 31, 2008	Expense for Six Months Ended June 30, 2009
	(in thousands, except expected life data)
Amortization of intangible assets included in cost of revenue
Elimination of historical charges			$(1,397)	$(513)
Addition of estimated amortization charges for:
Existing and core technology	$82,200	3-7 years	20,078	10,040
Composite intangible assets	1,500	2 years	750	375
Backlog	3,000	4 months	3,000	—

			$22,431	$9,902

Amortization of intangible assets included in selling, general and administrative expenses
Elimination of historical charges			$(351)	$—
Addition of estimated amortization charges for:
Customer contracts and related relationships	$16,200	10 years	1,620	810
Tradenames and trademarks	2,200	3 years	733	367
Non-competition agreements	300	2.5 years	120	60

			$2,122	$1,237

(j)	To eliminate RMI’s historical debt service costs in connection with the line of credit and to record the notes payable and related interest expense on the notes payable at fair value.

	Expense for Twelve Months Ended December 31, 2008	Expense for Six Months Ended June 30, 2009
	(in thousands)
Elimination of historical debt servicing costs	$1,936	$552
Interest expense on notes payable at fair value	(578)	(166)

Total	$1,358	$386

(k)	To record the income tax impact at the weighted average estimated statutory income tax rates of 40% for the six months ended June 30, 2009 and 40% for the year ended December 31, 2008, applicable to the jurisdictions in which the pro forma adjustment are expected to be recorded.

(l)	To record the shares issued as initial consideration payment in connection with the merger of 4,959,000 and to eliminate the anti-dilutive effect of potential common shares.

Employment Agreements

We have negotiated employment agreements associated with certain key employees. No pro forma adjustments have been recorded as these agreements do not materially differ from existing arrangements in place prior to the merger.

Pre-Acquisition Contingencies

We have evaluated and continue to evaluate pre-acquisition contingencies related to RMI that existed as of the acquisition date. If these pre-acquisition contingencies that existed as of the acquisition date become probable in nature and estimable during the remainder of the measurement period, amounts recorded for such matters will be made in the measurement period as an adjustment to goodwill and, if subsequent to the measurement period, in our results of operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETLOGIC MICROSYSTEMS, INC.

Date: November 5, 2009	By:	/S/ MICHAEL TATE

Michael Tate Vice President and Chief Financial Officer